CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Trustees and Shareholder of

Stone Harbor Emerging Markets Income Fund:

We consent to the use in this Pre-Effective Amendment No. 2 to Registration Statement No. 333-169361 on Form N-2 of our report dated November 18, 2010, relating to the statement of assets and liabilities of Stone Harbor Emerging Markets Income Fund appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the references to us under the heading “Independent Registered Public Accounting Firm” in both the Prospectus and the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Denver, Colorado

November 18, 2010